CRAiLAR Contact
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

CRAiLAR FINALIZES PURCHASE OF EUROPEAN PROCESSING FACILITY

Victoria, B.C. and Portland, Ore. (November 7, 2013) - CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR(R) Flax fiber The Friendliest Fiber On The Planet(TM), announced today it has finalized the purchase of a European based fiber processing company with more than 40 years of experience in the industry. The acquisition, announced in early-September, allows the Company complete operational control of the processing of its proprietary CRAiLAR Flax fiber. The facility is fully operational and will have the capacity to produce in excess of 250,000 pounds of CRAiLAR Flax fiber per week, with room to expand to one million pounds per week. The facility is located in one of most prolific flax growing and producing regions in the world.

This acquisition accelerates the timeline to own and operate a wet processing facility by six to nine months and mitigates risks and potential problems associated with commissioning a new plant. Given this strategic shift for the company, the following should be noted:

  This acquisition is strategically significant for the Company, as it accelerates the timeline to cash flow break even and positive gross margin.

  The facility is operated by very experienced personnel with considerable knowledge of fiber and while in due diligence, produced the highest quality CRAiLAR Flax fiber to date.

  The Company will postpone the completion of a fully integrated facility in South Carolina until it exceeds the capacity of its European facility or a strategic partner desires a dedicated facility and supports the $14 million build-out in South Carolina.

  CRAiLAR is acquiring the facility with no capital by retiring approximately U.S.$1.2 million of the vendor's debt over a three-year period. Additionally, CRAiLAR entered into a ten-year lease and option to purchase agreement on the building housing the facility with a renewal option for an additional ten years.

"With the acquisition of our European facility, we now have operational control of the CRAiLAR production process and we believe, a more immediate path to positive gross margin with minimal capital outlay," stated Ken Barker, Chief Executive Officer.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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